Exhibit 5.1

September 1, 2004

Board of Directors
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

Ladies and Gentlemen:

     We are acting as Maryland counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 6,439,575 shares of the Company’s common stock, par value $.001 per share (the “Shares”), of which (a) 5,657,917 shares are to be issued from time to time to holders of units of limited partnership interest in Ashford Hospitality Limited Partnership (the “Operating Partnership”) (the Primary Shares”) and (b)(i) 500,000 shares were issued by the Company in certain privately negotiated transactions, (ii) 216,634 shares were issued in connection with the acquisition by the Operating Partnership of certain assets, and (iii) 65,024 shares were issued to one of the underwriters in the Company’s initial public offering (collectively, the “Secondary Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Charter of the Company, as certified by the Maryland State Department of Assessments and Taxation on August 25, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Charter”).

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors
Ashford Hospitality Trust, Inc.
September 1, 2004

4.	Resolutions of the Board of Directors of the Company adopted May 15, 2003, August 25, 2003 and August 3, 2004 as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and the arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Primary Shares were not, and the Secondary Shares will not be, issued in violation of the ownership limit contained in the Company’s Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, (a) with respect to the Secondary Shares, assuming receipt by the Company of the consideration for the Secondary Shares specified in the resolutions authorizing the issuance of the Secondary Shares, those Secondary Shares are validly issued, fully paid and non-assessable, and (b) with respect to the Primary Shares (i) upon receipt by the Company of the consideration therefore specified in the applicable authorizing resolutions and (ii) due execution and delivery on behalf of the Company of the certificates therefor, the Common Stock will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

Board of Directors
Ashford Hospitality Trust, Inc.
September 1, 2004

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN & HARTSON L.L.P.